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                        CALCULATION OF PRIMARY AND FULLY
                          DILUTED EARNINGS PER SHARE


         Earnings per common share and common share equivalent are determined by dividing net income by the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents consist of common shares issuable upon the exercise of stock options, provided the effect is dilutive, less common shares assumed to have been purchased with the proceeds therefrom. Provided below is a table reconciling common stock outstanding to common stock and common stock equivalents used to compute earnings per share:


                                                                  Three Months                     Six Months
                                                                 Ended March 31,                 Ended March 31,
                                                             -----------------------          ---------------------
         Primary                                               1995            1994            1995            1994
         -------                                             -------          -------         -------         -------
Weighted average number of common
  shares outstanding                                         680,100          701,900         683,800         701,000

Assuming exercise of options and
  warrants reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options and warrants                       81,100            5,600          67,600           6,700
                                                            --------         --------        --------        --------
                                                             761,200          707,500         751,400         707,700
                                                             =======          =======         =======         =======

         Fully Diluted(a)
         -------------

Weighted average number of common
  shares outstanding                                         680,100          701,900         683,800         701,000

Assuming exercise of options and
  warrants reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options and warrants                       88,200           10,800          82,700          10,800
                                                            --------         --------        --------        --------

                                                             768,300          712,700         766,500         711,800
                                                             =======          =======         =======         =======

(a) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release no. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion no. 15 because it results in dilution of less than 3%.


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